Exhibit 99.5

Consent of Proposed Director

The undersigned hereby consents to serve as a director of Echo Healthcare Acquisition Corp. (“Echo”) if the Second Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 23, 2007, by and among Echo, Pet DRx Acquisition Company, Echo’s wholly-owned subsidiary, and XLNT Veterinary Care, Inc., and the transactions contemplated by the Merger Agreement, are consummated, and to be named as a potential director of Echo in the Registration Statement on Form S-4 related to the merger agreement.

By:	/s/ Steven Johnson
Name:	Steven Johnson
Date:	November 6, 2007